EXHIBIT 10.1

EXECUTION COPY

CONVERTIBLE SERIES B PREFERRED STOCK PURCHASE AGREEMENT

dated as of

August 11, 2010

between

Kennedy-Wilson Holdings, Inc.

and

Fairfax Financial Holdings Limited

i

4.8	The Certificate of Designation		9
4.9	No Convertible Stock		9
4.10	No Material Adverse Change		9
4.11	Independent Accountants		9
4.12	Preparation of the Financial Statements		9
4.13	Incorporation and Good Standing of the Company		10
4.14	Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required		10
4.15	No Material Actions or Proceedings		11
4.16	Labor Matters		11
4.17	Intellectual Property Rights		11
4.18	All Necessary Permits, etc.		12
4.19	Title to Properties		12
4.20	Condition of Properties		12
4.21	Tax Law Compliance		12
4.22	Company Not an “Investment Company”		13
4.23	Insurance		13
4.24	Compliance with Sarbanes-Oxley		13
4.25	Internal Controls		13
4.26	Disclosure Controls and Procedures		13
4.27	Compliance with Environmental Laws		14
4.28	Related Party Transactions		14
4.29	Solvency		15
4.30	Brokers		15
4.31	Registration Rights Agreement		15
4.32	Shareholders Agreement		15
4.33	Company Data		15

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF PURCHASER		15
5.1	Representations and Warranties of Purchaser		15
	5.1.1	Organization	15
	5.1.2	Authority and Power	16
	5.1.3	Valid and Binding Obligations	16
	5.1.4	Securities Law Matters	16
	5.1.5	Legends	16
	5.1.6	Restricted Securities	17
	5.1.7	No Public Market	17
	5.1.8	Access to Information	17
	5.1.9	Reliance Upon Purchaser’s Representations	17
	5.1.10	Foreign Purchasers	18
	5.1.11	Exculpation	18
	5.1.12	Certain ERISA Matters	18
5.2	No Further Representations		18

ARTICLE 6	ADDITIONAL COVENANTS		18
6.1	No Integration		18
6.2	Underlying Securities		19

ii

6.3	Transfer Agent	19
6.4	Available Shares of Common Stock	19
6.5	No Restricted Resales	19
6.6	Regulatory Filings	19
6.7	Rating Agency	19
6.8	DTC	19
6.9	Stockholder Approval	20
6.10	Limitations on Future Indebtedness and Liens	20

ARTICLE 7	BOARD RIGHTS; PREEMPTIVE RIGHTS; VOTING RIGHTS	20
7.1	Board Rights	20
7.2	Preemptive Rights	21

ARTICLE 8	TERMINATION	22
8.1	Termination	22

ARTICLE 9	MISCELLANEOUS	23
9.1	Notices	23
9.2	Entire Agreement; Amendments	24
9.3	Successors and Assigns	24
9.4	Governing Law	24
9.5	Expenses, Etc.	24
9.6	Captions	24
9.7	Severability	24
9.8	Counterparts	24
9.9	No Waiver	25

iii

CONVERTIBLE SERIES B PREFERRED STOCK PURCHASE AGREEMENT

THIS CONVERTIBLE SERIES B PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of August 11, 2010, is entered into by and between Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Company”), and Fairfax Financial Holdings Limited, a corporation organized under the laws of Canada (the “Purchaser”) (the Company and the Purchaser being sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”), with reference to the following:

RECITALS

The Company desires to sell, and the Purchaser desires to purchase, 32,550 shares of the Company’s Series B Preferred Stock, par value $0.0001 per share and liquidation preference $1,000 per share (the “Shares”), which shall have the rights, powers and preferences set forth in the Certificate of Designation (as defined below), upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. Capitalized terms used in this Agreement (including in the Preamble and the Recitals hereto) without other definition shall have the following meanings, unless the context clearly requires otherwise:

“Affiliate” has the meaning ascribed to such term in Rule 501 under the Securities Act.

“Agreement” means this Convertible Series B Preferred Stock Purchase Agreement, including all Exhibits and other attachments hereto.

“Board of Directors” or “Board” means the board of directors (or similar governing body) of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are required or authorized by law to close.

“Certificate of Designation” means the Certificate of Designation of Series B Preferred Stock in the form set forth as Exhibit A to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock of the Company, par value $0.0001 per share.

“Company” has the meaning given in the Preamble to this Agreement.

“Convertible Securities” means any securities or other instruments that are convertible into or exercisable or exchangeable for Common Stock.

“Limitations on Indebtedness and Liens” has the meaning ascribed to such term in Section 6.10 hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Fairfax Group” means the Purchaser and its Affiliates.

“FINRA” means the United States Financial Industry Regulatory Authority.

“Fully-Diluted Basis” means the number of shares of Common Stock which would be outstanding, as of the date of computation, if all vested and outstanding Purchase Rights and Convertible Securities had been converted, exercised or exchanged; provided, however, that any Purchase Rights and Convertible Securities which are subject to vesting but have not vested as of the date of computation will be disregarded for purposes of determining Fully-Diluted Basis.

“Guardian” means The Guardian Life Insurance Company of America, a New York Corporation.

“Guardian Convertible Note” means the 7% Convertible Subordinated Note due November 3, 2018, dated November 3, 2008, issued by the Company to Guardian in the aggregate principal amount of $30,000,000.

“Material Adverse Change” has the meaning ascribed to such term in Section 4.10 hereof.

“Material Adverse Effect” has the meaning ascribed to such term in Section 4.13 hereof.

“NYSE” means the New York Stock Exchange.

“Party” or “Parties” has the meaning given in the Preamble to this Agreement.

“Permitted Issuance” means any (a) issuance of Common Stock upon conversion of the Series A Preferred Stock and the Shares; (b) issuance of securities to employees, consultants, officers or directors of the Company, pursuant to an employee option plan or equity incentive plan (including, without limitation, pursuant to any management option plan or any equity appreciation rights or otherwise); (c) issuance of Common Stock upon stock dividends or similar distributions; (d) issuance of securities upon the exercise of any options outstanding on the Closing Date; (e) issuance of capital stock upon recapitalizations, reorganizations or a merger, the sole purpose of which is to change the Company’s jurisdiction of incorporation; (f) issuance of Common Stock to any bank, equipment or real property lessor or other similar financial institutions, lessors or equipment lease institutions in connection with a bank financing, equipment or real property leasing or other similar transactions if approved by the Company’s Board of Directors; (g) issuance of Common Stock pursuant to a bona fide acquisition of another business entity or the assets thereof; (h) issuance of Common Stock not to exceed 1.0 million shares, the proceeds of which will be used by the Company to repurchase shares of Common Stock owned, directly or indirectly, by Guardian; or (i) such other transactions as may be approved by the written consent of holders of at least a majority of the Shares.

“Preferred Stock” means shares of the Company which shall be entitled to preference or priority over any other shares of the Company in respect of either the payment of dividends or the distribution of assets upon liquidation.

“Public Filings” means, with respect to the Company, collectively, (i) the annual report on Form 10-K for the year ended December 31, 2009, as amended by Amendment No. 1 to the Form 10-K, (ii) the quarterly report on Form 10-Q for the quarter ended March 31, 2010, and (iii) the current reports on Form 8-K filed by the Company since January 1, 2010.

“Purchase Price” has the meaning given in Section 2.2.

“Purchase Rights” means options, warrants or other rights to purchase or subscribe for Common Stock or Convertible Securities.

“Purchaser” has the meaning given in the Preamble to this Agreement.

“Registration Rights Agreement” means the registration rights agreement substantially in the form set forth as Exhibit B to this Agreement.

“SEC” means the U.S. Securities and Exchange Commission, or any other Federal agency at the time administering the Securities Act.

“Securities” or “Security” means Common Stock, Preferred Stock, Convertible Securities, Purchase Rights and any other shares of capital stock or equity interests or debt securities of the Company, whether or not issued or outstanding on the date of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Series A Preferred Stock” means the Series A Preferred Stock, par value $0.0001, of the Company outstanding as of the date hereof.

“Shareholders Agreement” means the shareholders agreement in the form set forth as in Exhibit C to this Agreement.

1.2 Interpretation. Except where otherwise expressly provided or unless the context otherwise necessarily requires, in this Agreement (including in the Recitals hereto):

(a) Reference to a given Article, Section, Subsection, clause, or Exhibit is a reference to an Article, Section, Subsection, clause, or Exhibit of this Agreement.

(b) The terms “hereof”, “herein”, “hereto”, “hereunder” and “herewith” refer to this Agreement as a whole.

(c) Reference to a given agreement, instrument, document or law is a reference to that agreement, instrument, document or law as modified, amended, supplemented and restated through the date as of which such reference is made, and, as to any law, any successor law.

(d) Reference to a person includes its predecessors, successors and permitted assigns.

(e) The singular includes the plural and the masculine includes the feminine, and vice versa.

(f) “Includes” or “including” means “including, for example and without limitation.”

(g) References to “days” means calendar days.

(h) Any item disclosed by a Party on any schedule to this Agreement shall be deemed to be disclosed and incorporated by reference into each other schedule or representation or warranty delivered or made by such Party in this Agreement, as though fully set forth therein.

ARTICLE 2

SUMMARY OF TRANSACTIONS

2.1 Sale and Purchase of Shares. Subject to the terms and conditions hereof, at the Closing, (i) the Company agrees to issue and sell to the Purchaser 32,550 Shares, at a purchase price of $1,000.00 per Share, and the Purchaser agrees to purchase and acquire such Shares, and (ii) the Parties shall take or cause to be taken the other actions described in Section 3.2.

2.2 Purchase Price. The aggregate amount payable for the Shares to be purchased by the Purchaser on the Closing Date is Thirty-Two Million Five Hundred Fifty Thousand Dollars ($32,550,000) (the “Purchase Price”). The Purchase Price shall be paid in immediately available funds at the Closing in accordance with Section 3.2.2, subject to the satisfaction or waiver of the conditions to closing contained herein.

2.3 Underlying Securities. The Shares will be convertible into shares of Common Stock, in the manner described in the Certificate of Designation. The shares of Common Stock into which the Shares may be converted, are referred to collectively herein as the “Underlying Securities.”

ARTICLE 3

CLOSING AND CLOSING CONDITIONS

3.1 Time and Place of the Closing. Subject to the terms and conditions hereof, the closing of the transactions contemplated by Section 2.1 (the “Closing”) shall take place at the offices of Loeb & Loeb LLP, 10100 Santa Monica Blvd., Suite 2200, Los Angeles, CA, 90067 at 10:00 A.M., New York time, on August 13, 2010, or at such other time on the same or such other date as the Company and the Purchaser mutually agree (the actual date of the Closing is referred to herein as the “Closing Date”).

3.2 Actions at the Closing. At the Closing, the Company and the Purchaser (as applicable) shall take or cause to be taken the following actions (the “Closing Actions”):

3.2.1 Delivery of Shares. In exchange for the payment referenced in Section 3.2.2 below, the Company shall deliver to the Purchaser the Shares being purchased by the Purchaser from the Company through the facilities of the Depository Trust Company (“DTC”).

3.2.2 Payment of Purchase Price. The Purchaser shall pay to the Company by wire transfer in immediately available funds an amount equal to the Purchase Price.

3.2.3 Opinions. The Company shall cause to be delivered to the Purchaser opinions of (i) Loeb & Loeb LLP, special counsel for the Company, dated as of such Closing Date, substantially in the form set forth as Exhibit D to this Agreement and (ii) Kulik, Gottesman, Mouton & Siegel LLP, general counsel for the Company, dated as of such Closing Date, substantially in the form set forth as Exhibit E to this Agreement.

3.2.4 Officers Certificate. The Chief Executive Officer or President of the Company and the Chief Financial Officer or Chief Accounting Officer of the Company shall deliver to the Purchaser a written certificate executed by such officers, dated as of the Closing Date, to the effect that:

(a) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any securities or indebtedness of the Company or any of its subsidiaries by any “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436 under the Securities Act;

(b) for the period from and after the date of this Agreement and prior to the Closing Date, there has not occurred any Material Adverse Change;

(c) the representations and warranties of the Company set forth in Article 4 were true and correct as of the date hereof and are true and correct as of the Closing Date, with the same force and effect as though expressly made on and as of the Closing Date; and

(d) the Company has complied with all the agreements and satisfied all the conditions set forth in this Agreement required to be performed or satisfied by it at or prior to the Closing Date.

3.2.5 NYSE Supplemental Listing of Underlying Securities. The Company shall deliver evidence satisfactory to the Purchaser that the Underlying Securities have been approved for supplemental listing, subject to official notice of issuance, on the NYSE.

3.2.6 Filing of Certificate of Designation. The Company shall cause the Certificate of Designation to be filed with the Secretary of State of the State of Delaware on or before the Closing Date.

3.2.7 Registration Rights Agreement. Each of the Company and the Purchaser shall execute and deliver the Registration Rights Agreement.

3.2.8 Additional Actions. The Parties shall execute and deliver, or cause to be executed and delivered, all other documents, and take such other actions, in each case as shall be necessary or appropriate, to consummate the transactions contemplated hereby, all in accordance with the provisions of this Agreement.

3.3 Conditions Precedent to Obligations of the Purchaser. The obligation of the Purchaser to consummate the purchase of the Shares at Closing shall be subject to the accuracy of the representations and warranties on the part of the Company set forth in Article 4 hereof as of the date hereof and as of the Closing Date, as though then made and to the timely performance by the Company of its covenants and other obligations hereunder, and to each of the following additional conditions, any of which may be waived by the Purchaser in its sole discretion:

3.3.1 Performance of Closing Actions. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before Closing, including its Closing Actions.

3.3.2 No Material Adverse Change. For the period from and after the date of this Agreement and prior to the Closing Date:

(a) there shall not have occurred any Material Adverse Change; and

(b) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any securities or indebtedness of the Company or any of its subsidiaries by any “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436 under the Securities Act.

3.3.3 NYSE Supplemental Listing of Underlying Securities. The Underlying Securities shall have been approved for supplemental listing, subject to official notice of issuance, on the NYSE.

3.3.4 Shareholders Agreement. Each of the Company and William J. McMorrow shall have executed and delivered the Shareholders Agreement.

3.3.5 Filing of Certificate of Designation. The Certificate of Designation shall have been filed with the Secretary of State of the State of Delaware on or before the Closing Date.

3.3.6 Opinions of Counsel. The Purchaser shall have received the opinions of counsel listed in Section 3.2.3.

3.3.7 Officer’s Certificates. The Purchaser shall have received the officers certificate listed in Section 3.2.4.

3.3.8 Guardian Convertible Note. The Company shall have purchased from Guardian the Guardian Convertible Note, and Guardian shall have acknowledged that the Guardian Convertible Note is fully discharged, terminated and repaid in a form satisfactory to the Purchaser, which acknowledgement on a Form 4 or Schedule 13D filing made by Guardian with the SEC shall be deemed satisfactory.

If any of the conditions set forth in this Section 3.3 are not satisfied or waived at or prior to the Closing Date, the Parties hereto shall be released and discharged from their respective obligations hereunder. The Purchaser may at its discretion and for itself, however, waive compliance with the whole or any part of this Section 3.3.

3.4 Conditions Precedent to Obligations of the Company. The obligation of the Company to consummate the sale of the Shares at the Closing shall be subject to the accuracy of the representations and warranties on the part of the Purchaser set forth in Article 5 hereof as of the date hereof and as of the Closing Date, as though then made and to the timely performance by the Purchaser of its covenants and other obligations hereunder, and to each of the following additional conditions, any of which may be waived by the Company in its sole discretion:

3.4.1 Securities Laws. The Company shall have obtained all required authorizations, approvals, permits and qualifications (if any) or secured an exemption therefrom under all applicable federal and state securities laws prior to the offer and sale of the Shares, and such authorizations, approvals, permits, qualifications or exemptions shall be effective as of the Closing.

3.4.2 Performance of Closing Actions. The Purchaser shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before Closing, including its Closing Actions.

3.4.3 Withholding Certificates. The Purchaser shall at the Closing, and subsequently as requested by the Company, provide to the Company a duly completed and valid IRS Form W-8 (of the type applicable to the Purchaser) or W-9, as applicable, executed in its name or, if the Purchaser is a single-member entity that is disregarded for U.S. federal income tax purposes, the name of its single owner. Purchasers providing a Form W-8 (other than Form W-8ECI) are hereby notified that the Company intends to withhold federal income tax from payments to them at the rate required under applicable law (including any applicable income tax treaty).

3.4.4 NYSE Supplemental Listing of Underlying Securities. The Underlying Securities shall have been approved for supplemental listing, subject to official notice of issuance, on the NYSE.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser that:

4.1 No Registration Required. Subject to compliance by the Purchaser with the representations and warranties set forth in Article 5 hereof, it is not necessary in connection with the offer, sale and delivery of the Shares to the Purchaser in the manner contemplated by this Agreement to register the Shares under the Securities Act.

4.2 No Integration of Offerings or General Solicitation. None of the Company, its Affiliates or any person acting on its or any of their behalf has, directly or indirectly, solicited any offer to buy or offered to sell, or will, directly or indirectly, solicit any offer to buy or offer to sell, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Shares in a manner that would require the Shares to be registered under the Securities Act. None of the Company, its Affiliates, or any person acting on its or any of their behalf has engaged or will engage, in connection with the offering of the Shares, in any form of general solicitation or general advertising within the meaning of Rule 502 under the Securities Act.

4.3 Public Filings. The Public Filings, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, in light of the circumstances under which they were made. The Public Filings, at the time they were filed with the SEC, complied in all material respects with the requirements of the Exchange Act.

4.4 The Purchase Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

4.5 The Shares. The Shares have been duly and validly authorized by all necessary corporate action on the part of the Company and, when issued and delivered against payment therefor in accordance with the terms of this Agreement and the Certificate of Designation, the Shares will be validly issued, fully paid and non-assessable, will not be subject to any preemptive or similar rights, and will be convertible at the option of the holders thereof into the Underlying Securities in accordance with the Certificate of Designation.

4.6 Outstanding Capital Stock. The outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock of the Company was issued in violation of any preemptive or similar rights of any stockholder of the Company.

4.7 The Underlying Securities. The Underlying Securities have been duly authorized and reserved, and when issued and delivered upon conversion of the Shares or in payment of dividends on the Shares, in the manner contemplated by the Certificate of Designation, will be validly issued, fully paid and non-assessable; and no preemptive or similar rights of stockholders (except pursuant to Section 7.2 of this Agreement) exist with respect to any of the Underlying Securities.

4.8 The Certificate of Designation. The Certificate of Designation has been duly authorized by the Company.

4.9 No Convertible Stock. Other than as disclosed in the Public Filings, there are no outstanding securities of the Company convertible into, exchangeable for or evidencing the right to purchase or subscribe for any shares of capital stock of the Company and there are no outstanding or authorized options, warrants or rights of any character obligating the Company to issue any shares of its capital stock or any securities convertible or exchangeable into or evidencing the right to purchase or subscribe for any shares of such stock.

4.10 No Material Adverse Change. Except as otherwise disclosed in the Public Filings, subsequent to the filing of the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2010, there has been no material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, business, properties, operations or prospects (other than as a result of developments affecting the industries in which the Company participates generally), whether or not arising from transactions in the ordinary course of business, of the Company and its subsidiaries, considered as one entity (a “Material Adverse Change”); (ii) the Company and its subsidiaries, considered as one entity, have not incurred any material liability or obligation, indirect, direct or contingent, nor entered into any material transaction or agreement; and (iii) there has been no cash dividend or distribution of any kind declared, paid or made by the Company or, except for dividends paid to the Company or other subsidiaries, any of its subsidiaries on any class of capital stock or repurchase or redemption by the Company or any of its subsidiaries of any class of capital stock.

4.11 Independent Accountants. KPMG LLP, who have expressed their opinion with respect to certain of the financial statements included in the Public Filings, are independent registered public accountants with respect to the Company as required by the Securities Act and the Exchange Act.

4.12 Preparation of the Financial Statements. The consolidated financial statements of the Company included in the Public Filings present fairly the consolidated financial position of the entities to which they relate as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Such financial statements comply as to form with the applicable accounting requirements of Regulation S-X and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto.

4.13 Incorporation and Good Standing of the Company. The Company has been duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its incorporation and has power and authority (corporate or otherwise) to own or lease, as the case may be, and operate its properties and to conduct its business as described in the Public Filings and, in the case of the Company, to enter into and perform its obligations under each of this Agreement, the Certificate of Designation and the Shares. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, result in a material adverse effect on the condition, financial or otherwise, or on the earnings, business, properties or operations, whether or not arising from transactions in the ordinary course of business, of the Company and its subsidiaries, considered as one entity (a “Material Adverse Effect”). All of the issued and outstanding shares of capital stock, or similar equity interest, of each wholly-owned subsidiary of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim.

4.14 Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required. Neither the Company nor any of its subsidiaries is (i) in violation of its charter or bylaws (or other applicable organizational document), (ii) is (or, with the giving of notice or lapse of time, would be) in default (“Default”) under any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any of its subsidiaries is subject (each, an “Existing Instrument”), or (iii) is in violation of any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or such subsidiary or any of its properties, as applicable, except with respect to clauses (ii) and (iii), for such Defaults or violations as would not, individually or in the aggregate, have a Material Adverse Effect.

The Company’s execution, delivery and performance of this Agreement, the issuance and delivery of the Shares or the Underlying Securities, the Company’s compliance with the Certificate of Designation and the consummation of the transactions contemplated hereby and thereby (i) have been duly authorized by all necessary action (corporate or otherwise) and will not result in any violation of the charter or by laws (or other applicable organizational document) of the Company or any subsidiary, (ii) will not conflict with or constitute a breach of, or Default or a Debt Repayment Triggering Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, or require the consent of any other party to, any Existing Instrument and (iii) will not result in any violation of any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its subsidiaries or any of its or their properties, except with respect to clauses (ii) and (iii), for such Defaults, Debt Repayment Triggering Events or violations as would not, individually or in the aggregate, have a Material Adverse Effect. As used herein, a “Debt Repayment Triggering Event” means any event or condition which gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency is required for the Company’s execution, delivery and performance of this Agreement or the issuance and delivery of the Shares or the Underlying Securities or the Company’s compliance with the Certificate of Designation, or the consummation of the transactions contemplated hereby and thereby, except for such as have been or will be obtained or made by the Company and are or will be in full force and effect under the Securities Act, and applicable state securities or blue sky laws within the appropriate time periods therefor.

4.15 No Material Actions or Proceedings. Except as otherwise disclosed in the Public Filings, there are no legal or governmental actions, suits or proceedings pending or, to the Company’s knowledge, threatened (i) against or affecting the Company or any of its subsidiaries, (ii) which has as the subject thereof any officer or director of, or property owned or leased by, the Company or any of its subsidiaries or (iii) relating to environmental or discrimination matters, where in any such case (A) there is a reasonable possibility that such action, suit or proceeding might be determined adversely to the Company or such subsidiary and (B) any such action, suit or proceeding, if so determined adversely, would reasonably be expected to have a Material Adverse Effect or adversely affect the consummation of the transactions contemplated by this Agreement.

4.16 Labor Matters. No labor problem or dispute with the employees of the Company or any of its subsidiaries exists or is threatened or imminent that would reasonably be expected to have a Material Adverse Effect.

4.17 Intellectual Property Rights. The Company and its subsidiaries own, possess, license or have other rights to use, on reasonable terms, all patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, the “Intellectual Property Rights”) necessary for the conduct of the Company’s business as now conducted or as proposed in the Public Filings to be conducted except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Except as set forth in the Public Filings, (a) no party has been granted an exclusive license to use any portion of such Intellectual Property Rights owned by the Company; (b) to the Company’s knowledge there is no material infringement by third parties of any such Intellectual Property Rights owned by or exclusively licensed to the Company; (c) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the Company’s rights in or to any material Intellectual Property Rights; and (d) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others that the Company’s business as now conducted infringes or otherwise violates any material patent, trademark, copyright, trade secret or other proprietary rights of others, and the Company is unaware of any other fact which would form a reasonable basis for any such claim.

4.18 All Necessary Permits, etc. The Company possesses such valid and current licenses, certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct its business except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and the Company has not received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect.

4.19 Title to Properties. Each of the Company and its subsidiaries has (i) good and marketable title to all real property owned by it and (ii) good and marketable title to all personal property owned by it, in each case free and clear of all liens, encumbrances and defects except such as are described in the Public Filings or such as do not materially affect the value of the properties of the Company and its subsidiaries, considered as one enterprise, and do not interfere in any material respect with the use made and proposed to be made of such properties, by the Company and its subsidiaries, considered as one enterprise; and all of the easements, leases and subleases material to the business of the Company and its subsidiaries, considered as one enterprise, and under which the Company or any of its subsidiaries holds or uses properties described in the Public Filings, are in full force and effect, and neither the Company nor any of its subsidiaries has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or its subsidiaries under any of the easements, leases or subleases mentioned above, or affecting or questioning the rights of the Company or any subsidiary thereof to the continued possession or use of the easement or leased or subleased premises.

4.20 Condition of Properties. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, buildings and structures owned by the Company are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their present uses and are structurally sound.

4.21 Tax Law Compliance. The Company and its consolidated subsidiaries have filed all necessary federal, state, local and foreign income and franchise tax returns in a timely manner and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them, except for any taxes, assessments, fines or penalties as may be contested in good faith and by appropriate proceedings or where the failure to do so would not reasonably be expected to have a Material Adverse Effect. The Company has made appropriate provisions in the financial statements included in the Public Filings in respect of all federal, state and foreign income and franchise taxes for all current or prior periods as to which the tax liability of the Company or any of its consolidated subsidiaries has not been finally determined except to the extent it would not have a Material Adverse Effect.

4.22 Company Not an “Investment Company”. The Company is not, and, after receipt of payment for the Shares and application of the proceeds will not be, required to register as an “investment company” within the meaning of the Investment Company Act and will conduct its business in a manner so that it will not become subject to the Investment Company Act.

4.23 Insurance. Each of the Company and its subsidiaries are insured by recognized, and to the knowledge of the Company, financially sound and reputable institutions with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for their businesses including, but not limited to, policies covering real and personal property owned or leased by the Company and its subsidiaries against theft, damage, destruction, acts of terrorism or vandalism and earthquakes. All policies of insurance and fidelity or surety bonds insuring the Company or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; the Company and its subsidiaries are in compliance, in all material respects, with the terms of such policies and instruments; and there are no material claims by the Company or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; and neither the Company nor any such subsidiary has, in the past three years, been refused any insurance coverage sought or applied for.

4.24 Compliance with Sarbanes-Oxley. The Company and its subsidiaries and their respective officers and directors are in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act,” which term, as used herein, includes the rules and regulations of the SEC promulgated thereunder).

4.25 Internal Controls. To the extent currently required under the applicable provisions of the Sarbanes-Oxley Act, the Company maintains effective internal control over financial reporting as defined in Rule 13a-15 under the Exchange Act and a system of internal accounting control sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States and to maintain accountability for its assets, (C) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for the Company’s assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.26 Disclosure Controls and Procedures. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rules 13a-15 and 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company and its subsidiaries is made known to the chief executive officer and chief financial officer of the Company by others within the Company or any of its subsidiaries, and such disclosure controls and procedures are reasonably effective to perform the functions for which they were established subject to the limitations of any such control system; the Company’s auditors and the Audit Committee of the Board of Directors of the Company have been advised of: (i) any significant deficiencies or material weaknesses in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data; and (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal controls; and since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

4.27 Compliance with Environmental Laws. Except as otherwise disclosed in the Public Filings: (i) neither the Company nor any of its subsidiaries is in violation of any federal, state, local or foreign law, regulation, order, permit or other requirement relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products (collectively, “Materials of Environmental Concern”), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (collectively, “Environmental Laws”), which violation includes, but is not limited to, noncompliance with any permits or other governmental authorizations required for the operation of the business of the Company or its subsidiaries under applicable Environmental Laws, or noncompliance with the terms and conditions thereof, nor has the Company or any of its subsidiaries received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or any of its subsidiaries is in violation of any Environmental Law, except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect; (ii) there is no claim, action or cause of action filed with a court or governmental authority, no investigation with respect to which the Company has received written notice, and no written notice by any person or entity alleging potential liability for investigatory costs, cleanup costs, governmental responses costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern at any location owned, leased or operated by the Company or any of its subsidiaries, now or in the past (collectively, “Environmental Claims”), pending or, to the Company’s knowledge, threatened against the Company or any of its subsidiaries or any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law, except as would not, individually or in the aggregate, have a Material Adverse Effect; and (iii) to the Company’s knowledge, there are no past, present or anticipated future actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that reasonably could result in a violation of any Environmental Law, require expenditures to be incurred pursuant to Environmental Law, except as would not, individually or in the aggregate, have a Material Adverse Effect.

4.28 Related Party Transactions. No relationship, direct or indirect, exists between or among any of the Company or any Affiliate of the Company, on the one hand, and any director, officer, member, stockholder, customer or supplier of the Company or any Affiliate of the Company, on the other hand, which is required by the Exchange Act to be disclosed in reports filed under the Exchange Act which is not so disclosed in the Public Filings. There are no outstanding loans, advances (except advances for business expenses in the ordinary course of business) or guarantees of indebtedness by the Company or any Affiliate of the Company to or for the benefit of any of the officers or directors of the Company or any Affiliate of the Company or any of their respective family members.

4.29 Solvency. The Company is, and immediately after the Closing Date will be, Solvent. As used herein, the term “Solvent” means, with respect to any person on a particular date, that on such date (i) the fair market value of the assets of such person is greater than the total amount of liabilities (including contingent liabilities) of such person, (ii) the present fair salable value of the assets of such person is greater than the amount that will be required to pay the probable liabilities of such person on its debts as they become absolute and matured, (iii) such person is able to realize upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature and (iv) such person does not have unreasonably small capital.

4.30 Brokers. There is no broker, finder or other party that is entitled to receive from the Company any brokerage or finder’s fee or other fee or commission as a result of any transactions contemplated by this Agreement.

4.31 Registration Rights Agreement. The Registration Rights Agreement has been duly authorized and, at the Closing Date, will have been duly executed and delivered by the Company, and will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and except as rights to indemnification under the Registration Rights Agreement may be limited by applicable law.

4.32 Shareholders Agreement. The Shareholders Agreement has been duly authorized and, at the Closing Date, will have been duly executed and delivered by the Company, and will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

4.33 Company Data. All materials and information provided by the Company to the Purchaser in connection with the transactions contemplated hereby are true and complete in all respects.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.1 Representations and Warranties of Purchaser. The Purchaser hereby represents and warrants to the Company that:

5.1.1 Organization. The Purchaser is duly organized, validly existing and in good standing under the laws of the state or jurisdiction in which it was formed. The Purchaser is qualified to do business in all jurisdictions where it does business, where the failure to qualify would materially and adversely affect its ability to execute or deliver, or perform its obligations under, this Agreement.

5.1.2 Authority and Power. The Purchaser has the requisite power and authority to enter into this Agreement, to consummate each of the transactions and undertakings contemplated hereby, and to perform all the terms and conditions hereof to be performed by it. The execution, delivery and performance of this Agreement and consummation of each of the transactions and undertakings contemplated hereby have been duly authorized by all requisite action on its part under the Purchaser’s constituent or governing documents and applicable law.

5.1.3 Valid and Binding Obligations. This Agreement has been duly and validly executed and delivered, and is enforceable against the Purchaser in accordance with the terms thereof.

5.1.4 Securities Law Matters. The offer and sale of the Shares and the Underlying Securities to the Purchaser is being made as a private placement pursuant to Section 4(2) of the Securities Act, Regulation S, or Regulation D thereunder, and is not being registered under the Securities Act. The Purchaser hereby acknowledges that neither the Shares nor the Underlying Securities have been registered under the Securities Act, or registered or qualified for sale under any state securities laws, and cannot be resold without registration thereunder or exemption therefrom. The Purchaser is a “Qualified Institutional Buyer”, as such term is defined in Rule 144A of the Securities Act, or an institutional “accredited investor,” as such term is defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D of the Securities Act, and will acquire the Shares and Underlying Securities for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable state “blue sky” laws or any other applicable securities laws. The Purchaser has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in the Shares and Underlying Securities, is purchasing the Shares with a full understanding of all of the terms, conditions and risks thereof, and at the Closing will bear and have the ability to bear the economic risk of this investment for an indefinite period of time. The Purchaser acknowledges that it has been afforded an opportunity to request and to review all information considered by the Purchaser to be necessary to make the investment decision to enter into this Agreement and to consummate the transactions contemplated hereby. The Purchaser understands and agrees to the terms and conditions under which the Shares are being offered.

5.1.5 Legends. The Purchaser acknowledges that, to the extent applicable, each certificate evidencing the Shares shall be endorsed with a legend substantially in the form set forth below, as well as any additional legend imposed or required by applicable securities laws:

“THIS SECURITY (OR ITS PREDECESSOR) HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY U.S. STATE, NOR IS ANY SUCH REGISTRATION CONTEMPLATED. THIS SECURITY AND ANY SECURITY ISSUABLE UPON CONVERSION HEREOF MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.

THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY AND ANY SECURITY ISSUABLE UPON CONVERSION HEREOF MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) TO KENNEDY-WILSON HOLDINGS, INC., OR ITS SUCCESSOR, (II) OUTSIDE OF THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, OR (IV) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO ABOVE. IN ANY CASE, THE HOLDER HEREOF WILL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN ANY HEDGING TRANSACTION WITH REGARD TO THE SECURITIES EXCEPT AS PERMITTED UNDER THE SECURITIES ACT.”

5.1.6 Restricted Securities. The Purchaser acknowledges that the Shares and the Underlying Securities are “restricted securities” (as such term is defined in Rule 144 under the Securities Act) and must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available.

5.1.7 No Public Market. The Purchaser understands that no public market now exists for the Shares, and that it is unlikely that a public market will ever exist for the Shares.

5.1.8 Access to Information. The Purchaser acknowledges that it has been afforded an opportunity to request and to review all information considered by the Purchaser to be necessary to make an investment decision with respect to the Shares. The Purchaser has received and reviewed information about the Company and has had an opportunity to discuss the Company’s business, management and financial affairs with its management.

5.1.9 Reliance Upon Purchaser’s Representations. The Purchaser understands and acknowledges that: (a) neither the Shares nor the Underlying Securities have been registered under the Securities Act; (b) its representations and warranties contained herein are being relied upon by the Company as a basis for exemption of the sale of the Shares under the Securities Act; (c) the offering of the Shares pursuant to this Agreement will not be registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from the registration requirements of the Securities Act; and (d) no state or federal agency has made any finding or determination as to the fairness of the terms of the sale of the Shares or any recommendation or endorsement thereof. If any of the representations made by the Purchaser in connection with its purchase of Shares are no longer accurate, the Purchaser will promptly notify the Company.

5.1.10 Foreign Purchasers. If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), the Purchaser hereby represents and warrants that it has satisfied itself as to the full observances of the laws of its jurisdiction in connection with any invitation to subscribe for, offer and purchase of the Shares, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. The Purchaser’s purchase of and continued ownership of Shares, will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.

5.1.11 Exculpation. The Purchaser acknowledges that it is not relying upon any person, firm or corporation, including, without limitation, the Company, in making its investment or decision to invest in the Company, other than the representations and warranties of the Company contained in this Agreement.

5.1.12 Certain ERISA Matters. The Purchaser represents that the assets used to purchase the Shares will either (a) not constitute the assets of any plan subject to Part 4 of Title I of ERISA, Section 4975 of the Code or substantially similar law; or (b) will constitute the assets of such a plan, but the acquiring, holding and disposition of Shares will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or a violation under any applicable substantially similar law.

5.2 No Further Representations. Except for the representations and warranties expressly set forth in Article 4 of this Agreement, the Company expressly disclaims any representations or warranties of any kind, express or implied, relating to the Shares, the Company or the transactions contemplated hereby.

ARTICLE 6

ADDITIONAL COVENANTS

6.1 No Integration. The Company agrees that it will not and will cause its Affiliates not to make any offer or sale of securities of the Company of any class if, as a result of the doctrine of “integration” referred to in Rule 502 under the Securities Act, such offer or sale would render invalid (for the purpose of the sale of the Shares by the Company to the Purchaser) the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof or otherwise.

6.2 Underlying Securities. The Company will use its commercially reasonable efforts to cause the Underlying Securities to be approved for supplemental listing on the NYSE on or prior to the Closing Date and to ensure that the Underlying Securities remain authorized for listing following the Closing Date on the NYSE or, if the Company’s Common Stock is not listed on the NYSE, on the U.S. national securities exchange that the Company’s Common Stock is listed on.

6.3 Transfer Agent. The Company shall engage and maintain, at its expense, a registrar and transfer agent for the Shares and the Common Stock.

6.4 Available Shares of Common Stock. The Company will reserve and keep available at all times, free of preemptive rights (except for any preemptive rights held by the Purchaser), the full number of Underlying Securities.

6.5 No Restricted Resales. During the period of one year after the Closing Date, the Company will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to resell any of the Shares which constitute “restricted securities” under Rule 144 that have been reacquired by any of them.

6.6 Regulatory Filings. Following the Closing, in connection with the conversion of the Shares to the extent required by applicable law, the Company and the Purchaser shall, as promptly as reasonably practicable following the Company’s receipt of a request from the Purchaser, (i) make any required filing with the U.S. Federal Trade Commission (“FTC”), Department of Justice (“DOJ”) and any other governmental entity required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or any other applicable law with respect to such conversion of the Shares, (ii) as promptly as practicable make or cause their Affiliates to make any filing or notice required under any other antitrust or competition law or other law or regulation agreed by the parties to be applicable to such conversion of the Shares and (iii) provide any supplemental information requested in connection with the HSR Act or such other antitrust, competition or other laws or regulations as promptly as practicable after such request is made. Each of the Company and the Purchaser shall, and shall cause its Affiliates to, furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary under the HSR Act or such other applicable law or which is otherwise requested by the FTC or DOJ or other governmental entity and shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC and DOJ or other governmental entity.

6.7 Rating Agency. The Company shall use its reasonable best efforts to cause, as soon as possible and in any event within 60 days after a written request is made by the Purchaser, either Standard & Poor’s Rating’s Services, a division of The McGraw-Hill Companies, Inc., or Moody’s Investor Services, Inc. to make a rating on the Shares publicly available.

6.8 DTC. The Company shall use its reasonable best efforts to facilitate the delivery of the Shares through the facilities of DTC on the Closing Date, including but not limited to causing a DTC Participant to complete and deliver to DTC an eligibility questionnaire.

6.9 Stockholder Approval. The Company shall include a proposal on its proxy statement for its 2011 Annual Meeting of Stockholders to authorize the additional issuance of Common Stock upon conversion of the Preferred Stock in excess of the number of shares that is one share fewer than the number of shares which issuance would require stockholder approval pursuant to Section 312.03 of the NYSE Listed Company Manual that may be required to be issued to the Holders pursuant to the terms of the Preferred Stock as set forth in the Certificate of Designation.

6.10 Limitations on Future Indebtedness and Liens. The Company covenants and agrees that, so long as any of the Shares remain outstanding and until the Shares have been fully converted to the Underlying Securities, the Company will comply, and will cause its subsidiaries to comply, with Sections 6.1 and 6.2 (the “Limitations on Indebtedness and Liens”) of the Revolving Loan Agreement, dated as of August 5, 2010, as in existence as of the date hereof, among Kennedy-Wilson, Inc., a subsidiary of the Company, U.S. Bank National Association, as agent, lead arranger and book manager, U.S. Bank National Association, as lender, East-West Bank, as lender, and any other bank that becomes a party thereto, under which Revolving Loan Agreement the Company is a guarantor; provided, that for purposes of this Agreement, the term “Obligations” in such Limitations on Indebtedness and Liens shall include the obligations of the Company under the Preferred Stock and the term “Lenders” in such Limitations on Indebtedness and Liens shall include the Purchaser.

ARTICLE 7

BOARD RIGHTS; PREEMPTIVE RIGHTS; VOTING RIGHTS

7.1 Board Rights. (a) On or after the Closing Date, the Purchaser shall have the right, so long as the Fairfax Share Percentage is equal to or greater than 50%, in its sole discretion, to designate one person to be elected to the Company’s Board of Directors (the “Board Designee”). The Purchaser’s rights under this Section 7.1(a) may not be transferred to any subsequent transferee of one or more of the Shares (other than an Affiliate of the Purchaser) or to any other person without the prior written consent of the Company. Promptly upon the receipt of an invoice therefor, the Company shall reimburse the Purchaser’s designee to the Board of Directors (or the employer of such designee, if applicable) for the reasonable out-of-pocket costs and expenses of such designee in attending meetings of the Board of Directors and/or any committee thereof. For purposes of this Section 7.1, “Fairfax Share Percentage” means, as of any date, the percentage calculated as follows:

X + Y

Z

where

X =	the total number of shares of Common Stock held by the Fairfax Group on such date

Y =	the total number of Underlying Securities into which all of the Shares held by the Fairfax Group on such date may be converted

Z =	the total number of Underlying Securities into which all of the Shares issued on the Closing Date may be converted, including any Underlying Securities into which any such Shares have been converted as of such date

(b) So long as the Purchaser shall hold the right to designate a Board Designee pursuant to Section 7.1(a), the Company shall nominate such Board Designee for re-election as a director at the end of each term of such Board Designee as part of the slate proposed by the Company that is included in the proxy statement (or consent solicitation or similar document) of the Company relating to the election of the Board. In the event that any such Board Designee ceases to be a member of the Board, other than by reason of removal by the stockholders for cause, Purchaser may select another person as a nominee for Board Designee to fill the vacancy created thereby and such nominee shall become such Board Designee and shall be appointed to fill such vacancy.

(c) Promptly, but in no event later than seven (7) days, following the Closing, the Company shall take all necessary action to nominate the Board Designee for election as a member of the Board at the Company’s 2010 Annual Meeting of Stockholders.

(d) Director & Officer Liability Insurance. At any time that a representative of the Purchaser has been elected a member of the Board of Directors in accordance with this Section 7.1, the Company agrees to have in effect, at the expense of the Company, a director and officer liability insurance policy for the benefit of the Company and such representative with such deductibles and policy limits as shall be reasonably acceptable to the Purchaser.

7.2 Preemptive Rights.

(a) Subject to the provisions of this Section 7.2, in the event the Company subsequent to the date hereof proposes to issue any Securities in the Company other than pursuant to a Permitted Issuance (a “Proposed Issuance”), the Fairfax Group will have the right to purchase from the Company, during a reasonable time to be fixed by the Board of Directors of the Company (which will not be less than 10 Business Days following the notice pursuant to Section 7.2(b); provided, however, if such Securities consist of preferred stock with no dividend or liquidation rights or nominal dividend or liquidation rights, which are issued solely to prevent a Change of Control (as defined in the Certificate of Designation), then 3 Business Days shall be deemed to be a reasonable time), such number of Securities (the “Fairfax Preemptive Securities”) as is equal to (i) that number of Securities proposed to be issued by the Company multiplied by (ii) a fraction, the numerator of which equals the aggregate number of shares of Common Stock, on a Fully-Diluted Basis, owned by the Fairfax Group (including, without limitation, any shares of Common Stock issuable upon a conversion of Convertible Securities) and the denominator of which equals the total number of issued and outstanding shares of Common Stock, on a Fully-Diluted Basis, owned by all stockholders of the Company, at a price or prices and on other terms not less favorable to the Fairfax Group than the price or prices and other terms at which such Securities are proposed to be offered for sale.

(b) The Company will provide written notice to Purchaser setting forth the time within, and the price and other terms and conditions upon which, the Fairfax Group may purchase such Securities (which shall not be less advantageous than the terms and conditions offered to other prospective purchasers of such Securities). Any Securities which the Company proposes to issue or sell which are not purchased by the Fairfax Group pursuant to this Section 7.2 may be issued or sold by the Company within 90 days after the expiration of the period during which the Fairfax Group shall have the preemptive right to purchase, but the Company shall not sell or issue any such Securities after such 90-day period without renewed compliance with this Section 7.2.

(c) Notwithstanding anything to the contrary contained herein, in the event that the issuance of any Fairfax Preemptive Securities under this Section 7.2 would require stockholder approval pursuant to Section 312.03 of the New York Stock Exchange Listed Company Manual, no Securities shall be issued in connection with a Proposed Issuance until stockholder approval of the issuance of the Fairfax Preemptive Securities is obtained in accordance with Section 312.03 of the New York Stock Exchange Listed Company Manual, unless the Fairfax Group does not elect to purchase such Fairfax Preemptive Securities pursuant to this Section 7.2, in which case no such stockholder approval shall be required.

ARTICLE 8

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing, only in the following manner:

(a) By mutual written agreement of the Company and the Purchaser;

(b) By the Purchaser upon written notice to the other Parties hereto if the Closing shall not have occurred on or before August 13, 2010; provided, that such date may be extended by the Purchaser by written notice to the Company for a period not to exceed an additional 30 days, if the reason for such extension is the failure to satisfy one or more conditions to the Closing and the Purchaser reasonably believes that condition(s) to the Closing can be satisfied by the new termination deadline. Notwithstanding the foregoing, termination under this provision shall not be available to the Purchaser if the Closing has not occurred solely by reason of any breach by the Purchaser under this Agreement;

(c) By any Party upon written notice to the other Parties hereto, if, prior to the Closing, (i) trading in securities generally on either the NYSE shall have been suspended or materially limited, or minimum or maximum prices shall have been generally established on any of such stock exchanges by the SEC or the FINRA; (ii) a general banking moratorium shall have been declared by any federal or New York authority or a material disruption in commercial banking or securities settlement or clearance services in the United States has occurred; or (iii) there shall have occurred any outbreak or escalation of national or international hostilities or any crisis or calamity, or any change in the United States or international financial markets, or any substantial change or development involving a prospective substantial change in United States’ or international political, financial or economic conditions, as in the judgment of the Party giving notice is material and adverse and makes it impracticable or inadvisable to proceed with the Closing or to enforce contracts for the sale of securities.

ARTICLE 9

MISCELLANEOUS

9.1 Notices. Any notice, statement, demand, claim, offer or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the Party giving such notice and shall be sent by facsimile, hand messenger delivery, overnight courier service, or certified mail (receipt requested) to the other Party at the address set forth below:

(a)	If to the Company, to it at:

Kennedy-Wilson Holdings, Inc.

9701 Wilshire Blvd., Suite 700

Beverly Hills, CA 90212

Facsimile: 310-887-3410

Attention: Barry Schlesinger

with a copy to:

Loeb & Loeb LLP

10100 Santa Monica Blvd., Suite 2200

Los Angeles, CA 90067

Facsimile: 310-919-3807

Attention: Lawrence Venick, Esq.

(b)	If to the Purchaser, to it at:

Fairfax Financial Holdings Limited

95 Wellington Street West

Suite 800

Toronto, ON

Canada M5J 2N7

Facsimile: 416-360-4946

Attention: Paul Rivett, Vice President and Chief Legal Officer

with a copy to:

Shearman & Sterling LLP

Commerce Court West

Suite 4405

Toronto, ON

Canada M5L 1E8

Facsimile: 416-360-2958

Attention: Stephen Centa, Esq.

Each Party shall have the right to change the place to which notices shall be sent or delivered or to specify one additional address to which copies of notices may be sent, in either case by similar notice sent or delivered in like manner to the other Party.

9.2 Entire Agreement; Amendments. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, of the Parties with respect to the subject matter hereof. Any oral representations or modifications concerning this instrument shall be of no force or effect unless contained in a subsequent written modification signed by the party to be charged. This Agreement may be amended, waived or modified only by a written instrument executed by the Parties.

9.3 Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, and shall be enforceable by, the Parties and their respective successors and permitted assigns. Neither this Agreement, nor any right hereunder, may be assigned by any Party without the prior written consent of the other Party; except that consent shall not be required for an assignment by Purchaser to any direct or indirect subsidiary of Purchaser, provided that Purchaser shall provide written notice to the Company of any such assignment.

9.4 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

9.5 Expenses, Etc.. The Company and the Purchaser shall bear their own expenses incurred on their behalf with respect to this Agreement and the transactions contemplated hereby; provided, that the Company shall pay the reasonable and documented fees and expenses of legal counsel to the Purchaser with respect to this Agreement and the transactions contemplated hereby.

9.6 Captions. The captions contained in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained herein.

9.7 Severability. The invalidity or unenforceability of any section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other section, paragraph or provision hereof. If any section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

9.8 Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or PDF signature, each of which shall constitute an original but all of which, taken together, shall constitute but one agreement.

9.9 No Waiver. Any failure of a Party to enforce any of the provisions of this Agreement or to require compliance with any of its terms at any time during the pendency of this Agreement shall in no way affect the validity of this Agreement, or any part hereof, and shall not be deemed a waiver of the right of such Party thereafter to enforce any and each such provision.

IN WITNESS WHEREOF, the Purchaser and the Company have caused this Agreement to be duly executed and delivered.

KENNEDY-WILSON HOLDINGS, INC.

By:
Name:
Title:

PURCHASER:

FAIRFAX FINANCIAL HOLDINGS LIMITED

By:
Name:
Title:

EXHIBIT A

FORM OF CERTIFICATE OF DESIGNATION FOR CONVERTIBLE SERIES B

PREFERRED STOCK

EXHIBIT B

FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT C

FORM OF SHAREHOLDERS AGREEMENT

EXHIBIT D

FORM OF OPINION OF LOEB & LOEB LLP

                , 2010

Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, ON Canada M5J 2N7

Re:	Series B Preferred Stock Offering of Kennedy-Wilson Holdings, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Convertible Series B Preferred Stock Purchase Agreement, dated as of                     , 2010 (the “Purchase Agreement”), by and between the Company and Fairfax Financial Holdings Limited, a corporation organized under the laws of Canada (the “Purchaser”), pursuant to which the Company has sold to the Purchaser on the date hereof 32,550 shares of Series B Preferred Stock, par value $0.0001, of the Company (the “Shares”). This opinion is being delivered pursuant to Section 3.2.3 of the Purchase Agreement. Unless otherwise indicated, capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Purchase Agreement.

We have examined originals or copies of corporate documents and records of the Company, certificates of public officials and other such agreements, instruments and other documents as we have deemed necessary or appropriate for purposes of the opinions expressed below, including the following documents:

1.	the Purchase Agreement;

2.	the Certificate of Designation;

3.	the Registration Rights Agreement;

4.	the Shareholders Agreement;

5.	the agreements set forth as exhibits to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2009 (the “Existing Agreements”);

6.	a Company’s Officer’s Certificate to us, of even date herewith (the “Officer’s Certificate”);

7.	a good standing certificate, dated , 2010, issued by the Delaware Secretary of State (the “Good Standing Certificate”);

8.	the Certificate of Incorporation and Bylaws of the Company;

9.	resolutions of the Board of Directors of the Company; and

10.	such other corporate records, certificates and other records and documents that we have deemed appropriate.

The documents set forth in items 1 to 4 above are referred to herein collectively as the “Documents”. We have also examined such other agreements, instruments and documents, and such questions of law as we have deemed necessary or appropriate to enable us to render the opinions expressed below. Additionally, we have examined originals or copies, certified to or otherwise identified to our satisfaction, of such certificates of public officials and officers and representatives of the Company, and we have made such inquiries of officers and representatives of the Company, as we have deemed relevant or necessary, as the basis for the opinions set forth herein.

In rendering the opinions expressed herein, we have assumed, with your permission, the genuineness and authenticity of all documents examined by us and of all signatures thereon; the legal capacity of all natural persons executing such documents; the conformity to original documents of all documents submitted to us as certified or conformed copies or photocopies; the completeness and accuracy of the certificates of public officials examined by us; the completeness and accuracy of the representations and warranties as to factual matters made by each party in the Documents; and the completeness and accuracy of the statements of fact contained in the Officer’s Certificate. We have made no independent factual investigation with regard to any such matters; however, we have no current actual knowledge that any of the foregoing is inaccurate in any material respect. Additionally, we have, with your consent, assumed and relied upon the accuracy and completeness of the statements of fact contained in all certificates and other statements, documents, records, financial statements and papers reviewed by us.

Whenever our opinions herein are qualified by the phrase “to our knowledge” or any similar phrase implying a limitation on the basis of knowledge, the qualification is intended to mean the actual present knowledge or belief of those attorneys presently in our firm who have given substantive attention to the Documents and/or the representation of the Company, and does not include any matter not within their present recollection, any knowledge of any other attorneys now or previously within our firm (regardless of whether any such other attorneys may have represented the Company as to other matters in the past) or any constructive or imputed notice of any matter or any item of information. We have not undertaken any independent investigation to determine the existence or nonexistence of other facts, and no inference as to our knowledge of the existence or nonexistence of other facts should be drawn from the fact of this firm’s representation of the Company in connection with the Documents or in other instances.

The opinions expressed herein are based upon and are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware; and the laws of the United States of America, and we express no opinion with respect to the laws of any other state or jurisdiction. The opinions expressed herein based on the laws of the State of New York and the United States of America are limited to laws generally applicable in transactions of the type covered by the Documents.

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Based upon the foregoing and subject to the qualifications set forth herein, we are of the opinion that:

1.	Based solely on the Good Standing Certificate, the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

2.	The Company has duly authorized, executed and delivered each of the Purchase Agreement and the Certificate of Designation.

3.

The Company has duly authorized, executed and delivered each of the Registration Rights Agreement and the Shareholders Agreement. Each of the Registration Rights Agreement and the Shareholders Agreement is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

4.	The shares of Common Stock (the “Conversion Shares”) initially issuable upon conversion of the Shares have been duly authorized and reserved for issuance upon such conversion. Upon issuance, sale and delivery of any Conversion Shares in accordance with the terms of the Certificate of Designation and receipt by the Company of the consideration specified therein, such Conversion Shares will be validly issued, fully paid and non-assessable and, based solely on our review of the Documents, such Conversion Shares will be free of any preemptive rights or any similar rights.

5.	The issuance of the Shares and the execution and delivery of each of the Purchase Agreement, the Certificate of Designation, the Registration Rights Agreement and the Shareholders Agreement by the Company and the consummation by the Company of the transactions contemplated thereby in accordance with the terms thereof do not (i) breach the provisions of the Company’s Certificate of Incorporation or Bylaws; (ii) breach the provisions of, or cause a Default or a Debt Repayment Triggering Event under, any Existing Agreements; or (iii) violate the General Corporation Law of the State of Delaware or any New York or Federal statute, law, rule or regulation known to us to which the Company is subject, except with respect to clauses (ii) and (iii), for such Defaults, Debt Repayment Triggering Events or violations as would not, individually or in the aggregate, have a Material Adverse Effect; provided, however, we express no opinion in this paragraph 4 with respect to state securities laws or blue sky laws, rules or regulations or any state or Federal anti-fraud statute, rule or regulation.

6.	The Company is not and, immediately after giving effect to the offering and sale of the Shares and the application of the proceeds thereof, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended.

3

7.	Based upon and assuming the accuracy of the representations and warranties, and compliance with the covenants, set forth in the Purchase Agreement, it is not necessary in connection with the issuance and sale to the Purchaser of the Shares pursuant to the Purchase Agreement to register the Shares under the Securities Act of 1933, as amended; provided, however, we express no opinion as to when or under what circumstances any Shares initially sold by the Company may be reoffered or resold.

The opinions as expressed herein are subject to the following qualifications, limitations and comments:

This opinion letter is an expression of our professional judgment following our review of the legal issues expressly addressed herein in accordance with customary practice governing opinion letters in transactions such as those contemplated by the Documents. By rendering our opinion, we neither become an insurer or guarantor of such expression of our professional judgment nor guarantee the outcome of any legal dispute that may arise out of the transactions contemplated by the Documents.

This opinion is rendered solely for the benefit of the Purchaser. This opinion may not be relied upon by any other party nor may copies be delivered or furnished to any other party nor may all or portions of this opinion be quoted, circulated, filed publicly or referred to in any other document without our prior written consent. Nothing in this opinion should be interpreted as expressing any opinion with respect to any matter or agreement as of any date later than the date of this opinion.

Very truly yours,

LOEB & LOEB LLP

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EXHIBIT E

FORM OF OPINION OF KULIK, GOTTESMAN, MOUTON & SIEGEL LLP

                    , 2010

Fairfax Financial Holdings Limited

95 Wellington Street West, Suite 800

Toronto, ON

Canada M5J 2N7

Re:	Convertible Series B Preferred Stock Purchase Agreement dated as of , 2010 by and Between Kennedy-Wilson Holdings, Inc. (the “Company”) and Fairfax Financial Holdings Limited

Ladies and Gentlemen:

We are general legal counsel for Kennedy-Wilson Holdings, Inc., a Delaware corporation, and although we are a law firm we act on behalf of Company in a similar capacity as in-house Company counsel. At your request, this opinion is being furnished to you.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

(a) The Convertible Series B Preferred Stock Purchase Agreement dated                     , 2010 (the “Purchase Agreement”);

(b) The form of Certificate of Designation of which is attached to the Purchase Agreement as Exhibit A (the “Certificate”);

(c) The form of Registration Rights Agreement which is attached to the Purchase Agreement as Exhibit B (the “Rights Agreement”); and

(d) The form of Shareholders Agreement of which is attached to the Purchase Agreement as Exhibit C (the “Shareholders Agreement”).

Capitalized terms used herein and not otherwise defined are used as defined in the Purchase Agreement. The Purchase Agreement, Certificate, Shareholders Agreement and Rights Agreement are hereinafter referred to collectively as the “Transaction Documents”.

We also have examined and, to the extent we have deemed proper, relied upon certain certificates, originals or copies certified to our satisfaction, of public officials and such other documents we deemed necessary to make the opinions set forth below.

We have not made or undertaken to make any investigation as to factual matters or as to the accuracy or completeness of any representation, warranty, data or any other information, whether written or oral, that may have been made by or on behalf of the parties to the Transaction Documents or otherwise (but have no actual knowledge of the inaccuracy or incompleteness of any of the same), and we assume, in giving this opinion, that none of such information, if any, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made, in light of the circumstances in which they are made, not misleading.

Whenever our opinions herein are qualified by the phrase “to the best of our knowledge” or any similar phrase implying a limitation on the basis of knowledge, the qualification is intended to mean the actual present knowledge or belief of those attorneys presently in our firm who have given substantive attention to the Transaction Documents and/or the representation of the Company, and does not include any matter not within their present recollection, any knowledge of any other attorneys now or previously within our firm (regardless of whether any such other attorneys may have represented the Company as to other matters in the past) or any constructive or imputed notice of any matter or any item of information. We have not undertaken any independent investigation to determine the existence or nonexistence of other facts, and no inference as to our knowledge of the existence or nonexistence of other facts should be drawn from the fact of this firm’s representation of the Company in connection with the Transaction Documents or in other instances.

Based upon the foregoing, it is our opinion that:

(i) The Company has corporate power and authority to perform its obligations under each of the Transaction Documents.

(ii) The Company is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

(iii) The Company and each subsidiary possesses such valid and current certificates, authorizations or permits issued by the appropriate state, Federal or foreign regulatory agencies or bodies necessary to conduct their respective businesses, and, to our knowledge, neither the Company nor any subsidiary has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could have a Material Adverse Effect.

(iv) After due inquiry, we do not know of any legal or governmental actions, suits or proceedings pending or, to the best of our knowledge, threatened (i) against or affecting the Company or any of its subsidiaries, (ii) which has as the subject thereof any officer or director of, or property owned or leased by, the Company or any of its subsidiaries or (iii) relating to environmental or discrimination matters, where in any such case (A) there is a reasonable possibility that such action, suit or proceeding might be determined adversely to the Company or such subsidiary and (B) any such action, suit or proceeding, if so determined adversely, would reasonably be expected to, singly or in the aggregate, have a Material Adverse Effect or adversely affect the consummation of the transactions contemplated by each of the Transaction Documents. After due inquiry, we do not know of any existing or, to the best of our knowledge, threatened or pending, material labor dispute with the employees of the Company or any of its subsidiaries.

(v) To the best of our knowledge, neither the Company nor any subsidiary is in violation of its charter, by laws or other organizational document, as the case may be.

The opinions as expressed herein are subject to the following qualifications, limitations and comments:

This opinion letter is an expression of our professional judgment following our review of the legal issues expressly addressed herein in accordance with customary practice governing opinion letters in transactions such as those contemplated by the Transaction Documents. By rendering our opinion, we neither become an insurer or guarantor of such expression of our professional judgment nor guarantee the outcome of any legal dispute that may arise out of the transactions contemplated by the Transaction Documents.

Please note that we are admitted to practice only in the state of California and express no opinion concerning the laws of any jurisdiction other than the laws of California, the laws of Delaware governing corporations and the federal laws of the United States.

The conclusions stated above are expressed as of the date of this opinion. We assume no obligation to supplement this opinion if after the date of this opinion any applicable laws change or we become aware of facts that might change the conclusions expressed above.

This opinion is furnished to you solely for your benefit and maybe relied upon by you. This opinion may not be used, quoted from or relied upon by any other person without our prior written consent, except that you or subsequent holders of the securities described in the Purchase Agreement may deliver copies of this opinion to (a) independent auditors, accountants, attorneys and other professionals acting on behalf of you or subsequent holders of the securities described in the Purchase Agreement, (b) governmental agencies having regulatory authority over you or subsequent holders of the securities described in the Purchase Agreement, (c) designated persons pursuant to an order or legal process of any court or governmental agency, (d) prospective purchasers of the securities described in the Purchase Agreement and (e) any statistical rating agency which provides a rating on securities backed in part by the securities described in the Purchase Agreement.

Very truly yours,

KULIK, GOTTESMAN, MOUTON & SIEGEL, LLP